Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS ANNOUNCES CO-PROMOTION AGREEMENT
FOR FLEET PHOSPHO-SODA EZ-PREP SYSTEM
SAN DIEGO (August 27, 2007) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that it has entered into a one-year co-promotion agreement with C.B. Fleet Company, Incorporated, a privately held healthcare and personal products company, relating to the Fleet® Phospho-soda® EZ-Prep™ Bowel Cleansing System, a complete system for simple, effective bowel preparation. Bowel cleansing products are generally used prior to a medical procedure or examination, such as a colonoscopy. Gastroenterologists and their medical professional staff provide direction to patients concerning appropriate products to use to prepare for these procedures. The Phospho-soda EZ-Prep system is currently sold in the U.S over-the-counter market by Fleet Laboratories, a subsidiary of C.B. Fleet Company.
Under the terms of the agreement, Fleet will pay Santarus to promote the Phospho-soda EZ-Prep system to gastroenterologists and their medical professional staff based on a set fee per sales call, subject to a minimum and maximum number of sales calls. Santarus is eligible to receive co-promotion fees of up to approximately $3 million over the term of the one-year agreement, subject to reduction in the event of any early termination of the agreement. Santarus will also have the opportunity to earn bonus payments if unit sales exceed predetermined baselines. Santarus did not pay an upfront fee and does not expect to incur any material incremental expenses associated with its promotion of the Fleet product. Fleet will be responsible for providing all training materials, promotional literature and product samples throughout the term of the co-promotion agreement.
“We believe our co-promotion of the Phospho-soda EZ-Prep system will allow us to further leverage our sales organization and generate revenue, without associated incremental costs, starting in the fourth quarter and over the next year,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We are pleased to gain a well-respected partner in Fleet and we will continue to look for additional opportunities to leverage our sales organization.”
Santarus plans to begin training its sales force in September and to commence Phospho-soda EZ-Prep promotional activities in the fourth quarter of 2007. The Santarus sales force will promote the Phospho-soda EZ-Prep system to gastroenterologists and their associated medical professional staff currently called on by Santarus. ZEGERID® (omeprazole/sodium bicarbonate) brand products will continue to be promoted by the Santarus, inVentiv Health and Otsuka America field sales representatives in the primary detail sales position to targeted gastroenterologists and primary care physicians.

About C.B. Fleet
C.B. Fleet is a privately held company located in Lynchburg, Virginia with major business categories that include gastrointestinal, feminine hygiene and skin care products that are sold in the U.S. and in over 80 countries throughout the world through distributors and company-owned international operations.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the co-promotion arrangement with Fleet (including Santarus’ ability to generate revenues and increase market demand and sales to achieve any bonus payments; adverse side effects or inadequate therapeutic efficacy of the Phospho-soda EZ-Prep product and Fleet’s other Phospho-soda products and any resulting product liability claims or product recalls; and the potential for termination of the co-promotion arrangement); difficulties or delays in manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ ZEGERID brand products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Fleet® is a trademark of C.B. Fleet Company, Incorporated and Phospho-soda®, and EZ-Prep™ are trademarks of C.B. Fleet Investment Corporation. Santarus® and ZEGERID® are trademarks of Santarus, Inc.
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